Exhibit 10.2

LICENSE AGREEMENT

Between: THE UNIVERSITY OF BRITISH COLUMBIA

and

ABT INNOVATIONS INC.

Schedules

“A-1”	Description of “Core Technology”
“A-2”	Description of “FOU Technology”
“B”	Developing World Countries
“C”	Mandatory Sublicense Terms
“D”	USC License Agreement Annual Report
“E”	Address for Notices & Payment Instructions
“F”	Patent Client Billing Agreement

LICENSE AGREEMENT

BETWEEN:

THE UNIVERSITY OF BRITISH COLUMBIA, a corporation continued under the University Act of British Columbia with offices at #103-6190 Agronomy Road, Vancouver, British Columbia, V6T 123

(“UBC”)

AND:

ABT INNOVATIONS INC., a corporation incorporated under the laws of British Columbia, with a registered office at #310 - 730 View St Victoria BC, V8W 3Y7 (the “Licensee”)

WHEREAS:

A. UBC has been engaged in research during the course of which it has invented, developed and/or acquired certain technology relating to lmmunomodulatory, Antimocrobial, Anti- biofilm and Anti Cancer Peptides, which research was undertaken by Dr. Robert E. Hancock (the “Investigator”) in the UBC Department of Microbiology and Immunology;

8. It is USC’s objective to exploit its technology for the public benefit, and in a manner consistent with its status as a non-profit, tax exempt educational institution; and

C. The Licensee and UBC have agreed to enter into this license on the terms and conditions set out in this Agreement.

THE PARTIES AGREE AS FOLLOWS:

1.0	DEFINITIONS

1.1	In this Agreement:

(a)	“Adjuvant Field of Use” means development, manufacture and commercialization of vaccine technology useful for delivery of one or a multiplicity of antigens, use of a compound or material as an adjuvant for vaccination, and development, manufacture and commercializa!ton of any vaccine containing such compound or material;

(b)	“Affiliated Company(ies)” means two or more corporations if the relationship between them is one in which one of them is a subsidiary of the other, or both are subsidiaries of the same corporation, or 50% or more of the voting shares of each of them is owned or controlled by the same person, corporation or other legal entity;

(c)	“Agreement” means this license agreement;

(d)	“Annual License Fee” is defined in Article 6.1;

(e)	“Annual Report” means a report in the form referred to in Article 12;

(f)	“Charitable Objective” means access to affordable health solutions for the benefit of the Developing World;

(g)	“Confidential Information” means all information, regardless of its form:

(i)	disclosed by USC to the Licensee and designated by USC as confidential, whether orally or in writing, including without limitation all information and documents related to the Technology or any Improvements (including all derived analyses and conclusions) and the terms and conditions of this Agreement; or

(ii)	disclosed by the Licensee to USC and which is clearly identified in writing as “Confidential”, except that “Confidential Information” does not include information:

(iii)	possessed by the recipient (the “Recipient”) before receipt from the disclosing party (the “Discloser”), other than through prior disclosure by the Discloser, as evidenced by the Recipient’s business records;

(iv)	published or available to the general public otherwise than through a breach of this Agreement;

(v)	obtained by the Recipient from a third party with a valid right to disclose it, provided that the third party is not under a confidentiality obligation to the Discloser; or

(vi)	independently developed by employees, agents or consultants of the Recipient who had no knowledge of, or access to, the Discloser’s information as evidenced by the Recipient’s business records;

(h)	“Core Improvements” means collectively the Core USC Improvements, Core Licensee Improvements and Core Joint Improvements;

(i)	“Core Joint Improvements” means improvements, variations, updates, modifications and enhancements relating to the Core Technology made and/or acquired at any time after the Start Date jointly by:

(i)	the Investigator while employed at USC, and

(ii)	the Licensee or any sublicensee,

which cannot be legally used or practiced without infringing one or more of the Core Patents;

U)	“Core Licensee Improvements” means improvements, variations, updates, modifications and enhancements relating to the Core Technology made and/or acquired at any time after the Start Date solely by the Licensee or any sublicensee, which cannot be legally used or practiced without infringing one or more of the Core Patents. For greater certainty, any such improvements, variations, updates, modifications and enhancements made and/or acquired at any time after t e Start Date by either:

(i)	the Investigator as an employee of, or consultant to, the Licensee while concurrently holding an academic position or position of employment at UBC; or

(ii)	by any other researcher as an employee of, or consultant to, the Licensee while concurrently holding an academic position or position of employment at UBC; will not be treated as Core Licensee Improvements and will instead be treated as, and included in, Core UBC improvements;

(k)	“Core Patents” means collectively the rights in and to any and all inventions which are disclosed in the patent applications identified in Schedule “A-1”, including:

(i)	counterparts, continuations, divisionals, continuing prosecution applications, and requests for continued examinations, extensions, term restorations, renewals, reissues, re-examinations, or substitutions thereof;

(ii)	corresponding international patent applications;

(iii)	corresponding foreign patent applications, including supplementary protection certificates and other administrative protections; and

(iv)	international and foreign counterpart patents resulting therefrom, all of which will be deemed added, from time to time, to Schedule “A-1”;

(I)	“Core Technology” means the Core Patents and any directly related knowledge, know-how and/or technique or techniques developed before the Start Date by the Investigator while employed at UBC;

(m)	“Core UBC Improvements” means improvements, variations, updates, modifications and enhancements relating to the Core Technology made and/or acquired at any time after the Start Date solely by the Investigator while employed at UBC which cannot be legally used or practiced without infringing one or more of the Core Patents. For greater certainty, the Core UBC Improvements will not include any improvements, variations, updates, modifications and enhancements relating to formulations made and/or acquired by the Investigator jointly in collaboration with

(i)	a third party; or

(ii)	the Centre for Drug Research (CORD) and developed under a CORD project;

(n)	“Developing World” means the countries listed in Schedule “B”;

(o)	“Effective Termination Date” means the date on which this Agreement is terminated under Article 18;

(p)	“Excluded Field of Use” means the Adjuvant Field of Use;

(q)	“First Commercial Use” is defined in Article 13.2;

(r)	“FNIH” means the Foundation for the National Institutes of Health;

(s)	“FOU Improvements” means collectively the FOU UBC Improvements, FOU Licensee Improvements and FOU Joint Improvements;

(t)	“FOU Joint Improvements” means improvements, variations, updates, modifications and enhancements relating to the FOU Technology made and/or acquired at any time after the Start Date jointly by:

(i)	the Investigator while employed at UBC, and

(ii)	the Licensee or any sublicensee;

which cannot be legally used or practiced without infringing one or more of the FOU Patents;

(u)	“FOU Licensee Improvements” means improvements, variations, updates, modifications and enhancements relating to the FOU Technology made and/or acquired at any time after the Start Date solely by the Licensee or any sublicensee, which cannot be legally used or practiced without infringing one or more of the FOU Patents. For greater certainty any such improvements, variations, updates, modifications and enhancements made and/or acquired at any time after the Start Date by either:

(i)	the Investigator as an employee of, or consultant to, the Licensee while concurrently holding an academic position or position of employment at UBC; or

(ii)	by any other researcher as an employee of, or consultant to, the Licensee while concurrently holding an academic position or position of employment at UBC;

will not be treated as FOU Licensee Improvements and will instead be treated as, and included in, the FOU UBC Improvements;

(v)	“FOU Patents” means collectively the rights in and to any and all inventions which are disclosed in the patent applications identified in Schedule “A-2”, including:

(i)	counterparts, continuations, divisionals, continuing prosecution applications, and requests for continued examinations, extensions, term restorations, renewals, reissues, re-examinations, or substitutions thereof;

(ii)	corresponding international patent applications;

(iii)	corresponding foreign patent applications, including supplementary protection certificates and other administrative protections; and

(iv)	international and foreign counterpart patents resulting therefrom,

all of which will be deemed added, from time to time, to Schedule “A-2” for use under this Agreement only in fields of use wholly outside the Excluded Field of Use;

(w)	“FOU Technology’’ means the FOU Patents and any directly related knowledge, know-how and/or technique or techniques developed before the Start Date by the Investigator while employed at UBC;

(x)	“FOU UBC Improvements” means improvements, variations, updates, modifications and enhancements relating to the FOU Technology made and/or acquired at any time after the Start Date solely by the Investigator while employed at USC which cannot be legally used or practiced without infringing one or more of the FOU Patents. For greater certainty, the FOU UBC Improvements will not include any improvements, variations, updates, modifications and enhancements relating to formulations made and/or acquired by the Investigator jointly in collaboration with

(i)	a third party; or

(ii)	the Centre for Drug Research (CORD) and developed under a CORD project;

(y)	“HH2 Peptide” - means a peptide with the amino acid sequence VQLRIRVAVIRA- NH2;

(z)	“1002 Peptide” - means a peptide with the amino acid sequence VQRWLIVWRIRK-NH2;

(aa)	“Global Access Strategy’’ means commercialization of the Patents, Technology and Improvements in a manner that enables availability and accessibility at reasonable cost to the people and animals most in need in the Developing Countries of the world;

(bb)	Human Clinical Trials” is defined in Article 13.2;

(cc)	“Improvements” means collectively the Core Improvements, and the FOU Improvements;

(dd)	“Investigator” is defined in Recital A;

(ee)	“Joint Improvements” means collectively the Core Joint Improvements and the FOU Joint Improvements;

(ff)	“New Drug Application” means the application through which drug sponsors formally propose that the United States Food and Drug Administration, (or any other comparable regulatory authority outside the U.S.) approve a new pharmaceutical for sale and marketing;

(gg)	“Objectionable Material” is defined in Article 10.3;

(hh)	“Patents” means collectively the Core Patents and the FOU Patents;

(ii)	“Payment Report” means a report in the form referred to in Article 12 setting out in detail how the amount of Revenue and Sublicensing Revenue was determined;

Uj)	“Product(s)” means goods or services manufactured or provided in connection with the use of all or some of the Technology and/or any Improvements;

(kk)	“Revenue” means and includes all revenues, receipts, money, and the fair market value of any shares or other securities when such securities are liquid and transferable free of any mandatory hold period, and all other consideration received and/or collected directly or indirectly by the Licensee, whether by way of cash, cash receipts, cheques, bank drafts, credit, money orders, wire transfers or other value from the development, marketing, manufacturing, sale, lease, use or distribution of the Technology and Improvements and/or any Products in any or all parts of the world, less direct sales tax.

(II)	“Royalty Due Dates” means the last day of March, June, September and December of each year during the Term;

(mm)	“Sample Product” is defined in Article 12.3; (nn) “Start Date” means April 24th , 2017;

(oo)	“Sublicensing Revenue” means and includes all revenues, receipts, monies, and the fair market value of any shares or other securities and all other consideration directly or indirectly collected or received whether by way of cash, cash receipts, cheques, bank drafts, credit, money orders, wire transfers or other value received by the Licensee under each agreement relating to a sublicense, assignment, grant or transfer of the Licensee’s rights in the Technology, any Improvements, and/or any Products whether by way of sublicense, assignment development agreement or otherwise. Without limiting the generality of the forgoing Sublicensing Revenue will include all:

(i)	milestone payments, royalties, license fees, option fees, and the fair market value of all consideration received in connection with any sublicense, assignment, grant or transfer of the Licensee’s rights in the Technology, any Improvements, and/or any Products; and

(ii)	research or development fees in excess of the direct reimbursement for the actual costs of such research and development incurred by the Licensee under a written research plan and agreement, received by the Licensee from any sublicensee or assignee relating to the Licensee’s rights in the Technology, Improvements or any Products;

(pp)	“Technology” means collectively the Core Technology and the FOU Technology; (qq) “Term” is defined in Article 17.1;

(rr)	“UBC Improvements” means collectively the Core UBC Improvements and the FOU UBC Improvements.

2.0	PROPERTY RIGHTS IN & TO THE TECHNOLOGY

2.1 The Licensee acknowledges and agrees that UBC owns all right, title and interest in and to the Technology, the UBC Improvements, Joint Improvements and the FOU Licensee Improvements.

2.2 The Licensee will own all right, title and interest in and to the Core Licensee Improvements.

2.3 The parties will each, at the reasonable request of the other, sign all documents as may be required to confirm ownership of the Technology and any Improvements as set out in Article 2.1 and 2.2.

2.4 On the last working day of June and December of each year during the Term, the Licensee will give notice to UBC of the details of all Improvements which the Licensee and any sublicensees of the Licensee have developed and/or acquired during the previous 6 month period.

3.0	GRANT OF LICENSE

3.1	Subject to Article 3.2, 3.3, 3.4, 3.7 and 4.S(c), UBC grants to the Licensee:

(a)	a worldwide, exclusive license to use and sublicense:

(i)	the Core Technology;

(ii)	any Unencumbered Core UBC Improvements; and

(iii)	any Unencumbered Core Joint Improvements;

and to manufacture, have made, distribute, and sell Products made from or based on the Core Technology, the Unencumbered Core UBC Improvements and the Unencumbered Core Joint Improvements;

(b)	a worldwide, exclusive license to use and sublicense the FOU Technology and to manufacture, have made, distribute, and sell the Products made from or based on the FOU Technology, but specifically excluding any use of the 1002 Peptide and the HH2 in the Adjuvant Field of Use. For greater certainty, any use of the HH2 Peptide and/or the 1002 Peptide to manufacture, have made, distribute or sell Products in the Adjuvant Field of Use is not permitted and is expressly excluded from the license granted to the Licensee under this Agreement;

(c)	a worldwide, exclusive license to use and sublicense any Unencumbered FOU Improvements, but specifically excluding any improvement, variation, update, modification or enhancement of the 1002 Peptide and the HH2 in the Adjuvant Field of Use. For greater certainty any rights to FOU Improvements with regards to, or relating to the HH2 Peptide, and/or the 1002 Peptide for use in the Adjuvant Field of Use are expressly excluded from the license granted to the Licensee under this Agreement.

3.2 The licenses granted under Article 3.1 are limited to the fields and scope expressly granted therein. Without limiting the generality of the forgoing, the Licensee acknowledges and agrees that:

(a)	no license, right, title or interest of any nature whatsoever is granted under this Agreement by implication, estoppel, reliance or otherwise to practice the inventions disclosed in the following patent application or any patent(s) that issue from such application: PCT Application No. PCT WO/2010/043039 entitled “Combination Adjuvant Formulation”;

(b)	the licenses granted to the Licensee under Article 3.1 expressly exclude the grant of:

(i)	any use of the 1002 Peptide and/or the HH2 Peptide (and any improvements, variations, updates, modifications or enhancements to the 1002 Peptide and/or the HH2 Peptide) in the Adjuvant Field of Use; and

(ii)	any use of the 1002 Peptide and/or the HH2 Peptide (and any improvements, variations, updates, modifications or enhancements to the 1002 Peptide and/or the HH2 Peptide) to manufacture, have made, distribute, and sell the Products in the Adjuvant Field of Use.

3.3 The Licensee acknowledged that the exclusivity of the license granted to the Licensee under Article 3.1(b) and (c) is at all times subject to a prior non-exclusive license of the FOU Patent, FOU Technology and FOU Improvements which has been granted to third parties for the freedom by such third parties to manufacture, have made, distribute, and sell products and services using the HH2 Peptide and/or the 1002 Peptide within the Excluded Field of Use.

3.4 For the purposes of Article 3.1, “Unencumbered” shall mean unencumbered by the grant of any rights or obligations to a third party, including without limitation any rights or obligations granted under a research grant, sponsored or collaborative research agreement, option agreement, license agreement or other agreement granting rights or obligations in, or with respect to research activities conducted at UBC.

3.5 The license granted under this Agreement is granted only to the Licensee and not to any Affiliated Companies.

3.6 The Licensee will not cross-license the Technology or any Improvements without the prior written consent of UBC.

3.7 The Licensee acknowledges and agrees that UBC may use the Technology and any Improvements without charge in any manner at all for research, scholarly publication, educational and all other non-commercial uses.

3.8 The Licensee acknowledges that certain portions of the Technology were developed with funding from the National Institutes of Health (the “NIH”), and that the United States government retains certain rights to intellectual property that arises from any contract, grant or similar agreement that is funded in whole or in part by a federal agency, including those under 35 U.S.C. §§ 200-212, and any regulations issued thereunder, as statute or regulations may be amended from time to time hereafter. Licensee acknowledges that the license provided hereunder is subject to NIH grant requirements, as amended from time to time. Without limiting the generality of the foregoing, Licensee specifically acknowledges that these requirements include a grant to the US Government for a non-exclusive, non-transferable, irrevocable, paid-up license to practice or have practiced those portions of the Technology funded by NIH, for or on behalf of the United States Government throughout the world, and that Products sold in the United States will be substantially manufactured in the United States.

3.9 UBC may register a financing statement regarding this Agreement under the Personal Property Security Act of British Columbia and/or under similar legislation in those jurisdictions in which the Licensee carries on business and/or has its chief place of business. The Licensee will pay for all costs associated with such registrations.

3.10 The Licensee will give notice to UBC if it is carrying on business and/or locates its chief place of business in a jurisdiction outside British Columbia before starting business in that other jurisdiction. If UBC has registered a financing statement under Article 3.9, the Licensee will file within 15 days of any change in jurisdiction, the appropriate documents in the Personal Property Registries or similar registries outside of British Columbia to document the change in jurisdiction and will provide UBC a copy of the verification statement regarding each filing within 15 days after receiving the verification statement. The Licensee will pay for all costs associated with the registrations under this Article 3.10.

4.0	SUBLICl:NSING AND GLOBAL ACCESS

4.1 The Licensee may grant sublicenses of the Technology and any Improvements to arms-length, provided that:

(a)	all such sublicense agreements entered into by the Licensee shall be consistent, and not conflict, with the relevant terms of this Agreement and shall contain covenants by the sublicensee which will include (without limitation) the mandatory sublicense terms attached as Schedule “C”;

(b)	all sublicensees shall agree to abide by all of the relevant terms of this Agreements as a condition of their sublicense; and

(c)	the Licensee will guarantee, and remain responsible for, the compliance by all of its sublicensees with the relevant terms of such sublicense agreements as if such performance were carried out by the Licensee itself. Any breach by any sublicensee shall constitute a breach by the Licensee and shall entitle UBC, following the delivery of a written notice of default to the Licensee and an opportunity to cure any such default of at least 90 days, to exercise its termination rights against the Licensee.

4.2 The Licensee will provide to UBC an un-redacted copy of each sublicense agreement entered into by the Licensee within 30 days of it being signed by the Licensee and sublicensee.

4.3 Any sublicense granted by the Licensee will be granted only to the sublicensee and cannot be assigned or further sub-sublicensed without the prior written consent of UBC.

4.4 UBC acknowledges that subject to obtaining USC’s prior written consent (which will not be unreasonably withheld) the Licensee may enter into a sublicense agreement with Green Sky Labs Inc. (the “Green Sky Sublicense”), provided that:

(a)	the Green Sky Sublicense complies with Article 4.1; and

(b)	the Green Sky Sublicense shall contain financial terms (including, without limitation royalty rates, license fees, milestones and other consideration) set at fair market rates and values.

4.5 The Licensee acknowledges that the development of the FOU Technology was funded in part by a grant from the FNIH through the Grand Challenges in Global Health initiative. As a result, UBC is required to commercialize those aspects of the Technology and Improvements developed using this grant funding under certain terms and conditions mandated by FNIH, and in accordance with the Global Access Strategy. Without limiting the generality of the forgoing, the Licensee acknowledges and agrees:

(a)	that the Licensee and will commercialize the Technology and Improvements, and any Products in a manner consistent with FNIH’s Global Access Strategy, and the Licensee will require that all sublicensees and other parties involved in any aspect of the commercialization of the Technology, Improvements and Products to execute agreements that bind such sublicensees or other parties to comply with the Global Access Strategy;

(b)	to use reasonable efforts to make Products available in the Developing World in a manner and at a reasonable cost consistent with FNIH’s Global Access Strategy and Charitable Objective. Sales by the Licensee into the Developing World in accordance with the FNIH’s Global Access Strategy and Charitable Objective shall not be included in Revenue and will not be subject to any Royalty on such Revenue under this Agreement;

(c)	the rights granted to the Licensee and its sublicensees under this Agreement and any sublicense agreement shall at all times be subject to a reservation by the FNIH of a transferable, irrevocable, perpetual, non-exclusive, royalty-free license with the right to sublicense, to use the Technology and Improvements to manufacture, make, have made, produce, reproduce, copy, distribute, offer to sell, and sell solely for the benefit of the Developing World, Products and to undertake to supply any Products and processes based on the Technology and Improvements in a manner, and at a cost, consistent with FNIH’s Global Access Strategy and the Charitable Objective. Exercise of such license will be at FNIH’s sole discretion, which the FNIH will not undertake to exercise unless the FNIH determines that the Licensee or its sublicensees have not, within a reasonable time, made the Technology, Improvements or Products available to the Developing World in a manner consistent with the Global Access Strategy and the Charitable Objective;

(d)	as a precondition to USC’s execution and delivery of this Agreement, the FNIH shall be entitled to review this Agreement and shall have approved the form of this Agreement, including without limitation the grant of rights to the FNIH set out in this Article 4.5, as well as the licenses granted to the Licensee under this Agreement.

5.0	ROYALTIES AND EQUITY

5.1 In consideration of the license granted under this Agreement, the Licensee will pay to UBC a royalty equal to:

(a)	1.5% of the Revenue; and

(b)	10% of all Sublicensing Revenue.

5.2 The royalty is due and payable within 60 days of each respective Royalty Due Date and is to be calculated with respect to the Revenue and the Sublicensing Revenue in the 3 month period immediately before the applicable Royalty Due Date.

5.3 All royalties paid by the Licensee to UBC under this Agreement will be in Canadian dollars without any reduction or deduction of any nature or kind at all. If the Licensee receives any Revenue or Sublicensing Revenue in a currency other than Canadian dollars, the currency will be converted to the equivalent in Canadian dollars on the date that any amount is payable to UBC, at the rate of exchange set by the Bank of Montreal for buying Canadian dollars with such currency. The amount of Canadian dollars resulting from the conversion is to be included in Revenue or Sublicensing Revenue.

5.4 Products are deemed to have been sold by the Licensee and included in the Revenue when invoiced, delivered, shipped, or paid for, whichever is the first. The Licensee is deemed to receive Sublicensing Revenue when the consideration is due from the sublicensee.

5.5 Any transaction, disposition, or other dealing involving all or part of the Technology or any Improvements or Products, between the Licensee and another person that is not made at fair market value is deemed to have been made at fair market value, and the fair market value of the transaction, disposition, or other dealing will be added to and deemed part of the Revenue or the Sublicensing Revenue, as the case may be, and will be included in the calculation of royalties under this Agreement.

5.6 As part of the consideration for the rights being granted by UBC to the Licensee hereunder, the Licensee shall issue to UBC on execution of this Agreement such number of common voting shares in the capital of the Licensee (collectively the “USC Shares”) such that, following such issuance, the UBC Shares shall total as of the date of execution of this Agreement 10% of all issued and outstanding common voting shares of the Licensee on a fully-diluted basis including any contemplated share issuances pursuant to any options, warrants or other securities or obligations of the Licensee tq issue common voting shares (hereinafter referred to as “fully- diluted basis”).

5.7 Subject to Article 5.8, the percentage interest in the share capital of the Licensee that is comprised of the shares held by UBC and the inventors of the Technology shall not be diluted by the issuance of additional shares or new classes of shares to less than 10% (inclusive of shares distributed to non-waving UBC inventors). If at any time subsequent to the execution of this Agreement the Licensee issues shares to any person, corporation or other entity, the Licensee shall forthwith issue to UBC without payment of additional consideration by UBC:

(a)	10% (calculated on a fully-diluted basis) of any new class of shares created and issued by the Licensee; and/or

(b)	the number of common voting shares required to keep the total percentage of the outstanding common voting shares held by UBC and the inventors of the Technology at 10% (calculated on a fully-diluted basis) after the issuance of any new common voting shares.

5.8 The obligation of the Licensee to deliver additional shares to UBC under Article 5.7. shall specifically apply up to (and including) the Licensee’s completion of one or more financings resulting in the receipt by the Licensee through the sale of its common shares of aggregate proceeds of not less than CON $500,000 in gross proceeds as seed funds for the Licensee.

5.9 Neither all nor any portion of the shares issued to UBC will be refunded to the Licensee (in whole or in part) under any circumstances. The Licensee acknowledges and agrees that it will comply with all applicable laws and legislation with respect to the issuance of the UBC Shares and any shares issued under Article 5.7.

5.10 Upon USC’s request, Licensee shall pay to UBC any amount requested by UBC to pay for any taxes the Non Waiving Investigators may owe to any tax authorities in connection with the issuance of the UBC Shares and any Additional Shares, such amounts to be determined by UBC acting reasonably.

5.11 Subject to compliance with applicable securities laws, the Licensee acknowledges and agrees that UBC shall have the right to transfer any or all of its UBC Shares or any shares issued under Article 5.6 and 5.7, to inventors of the Technology and/or to a company or society of which UBC is the sole shareholder in the case of a company or of which UBC controls the membership, in the case of a society and the Licensee shall take all steps or do such acts as may be reasonably required to allow such transfers.

5.12 After the issuance of the UBC Shares or any additional shares issued pursuant to Article 5.6, the Licensee shall use commercially reasonable efforts to ensure that all existing shareholders of the Licensee enter into an agreement with UBC containing the following terms:

(a)	draw along rights requiring other shareholders to sell all, but not less than all, of their respective interests to a third party in the event that a majority shareholder receives from such third party a bona fide offer to purchase all of its interest; and

(b)	tag along rights preventing other shareholders (each a “Selling Shareholder”) from selling any shares of the capital stock of the Licensee to any third party unless the UBC Shares and any additional shares issued under Article 5.7 are included, at the option of UBC, in such sale, pro rata based on the total number of shares of stock owned by the Selling Shareholder(s) and such other shareholders, and on the same terms and conditions as those offered to the Selling Shareholder(s).

5.13 If the Licensee undertakes a registration of its shares for the purpose of a sale of shares to the public, the Licensee shall concurrently register the UBC Shares and any shares issued under Article 5.6 for sale.

6.0	MILESTONES AND ANNUAL LICENSE FEE

6.1 The Licensee will pay to UBC a milestone payment of CON. $100,000 (a “Milestone Payment”) 90 days after submission of a New Drug Application for the first-developed indication for each drug candidate in the first Country. For greater certainty a Milestone Payment shall be due and payable by the Licensee on submission of a New Drug Application for each Product if developed or submitted by the Licensee. If submission of a New Drug Application was developed or submitted by any sublicensee 10% Sublicensing Revenue will be due. Each Milestone Payment actually paid by the Licensee during a calendar year may be credited against the actual royalties under Article 5.1 and the Annual License Fee under Article 6.2 which are due and payable by the Licensee during that same calendar year.

6.2 The Licensee will pay to UBC, in addition to all other amounts due under this Agreement, an annual license fee in accordance with the following schedule which fee includes the operational expenses of the UBC University-Industry Liaison Office in administering this Agreement (the “Annual License Fee”):

Date	Payment (in $ CDN)
January 1, 2018:	$5,000
January 1, 2019:	$5,000
January 1, 2020:	$5,000
January 1, 2021:	$5,000
January 1, 2022:	$10,000
January 1, 2023:	$10,000
January 1, 2024:	$10,000
January 1, 2025:	$15,000
January 1, 2026:	$15,000
January 1, 2027:	$15,000
January 1, 2028 and annually thereafter until the end of the Term:	$30,000

The Annual License Fee is payable, in advance, on or before January 1 of each year during the Term, starting on January 1, 2018 and will not be refunded to the Licensee (in whole or in part) under any circumstances, provided that the Annual License Fee paid at the beginning of each calendar year may be credited against the actual royalties payable by the Licensee during that same calendar year.

7.0	PAT_ENTS

7 ..1 The Licensee may identify any process, use or products arising out of the Technology and any Improvements that may be patentable, and UBC at the reasonable request of the Licensee may take steps to apply for a Patent in the name of UBC provided that the Licensee pays all costs of preparing, filing, prosecuting and maintaining the Patent in the jurisdictions in which the Licensee designates that a Patent is required. The Licensee will on USC’s request pay to UBC a reasonable payment as an advance against expected Patent expenses.

7.2 On the filing of a Patent application under Article 7.1, the Licensee will become the licensee of the Patent on the terms and conditions set out in this Agreement.

7.3 The Licensee will within 30 days of the date of any UBC invoice:

(a)	pay to UBC a patent management fee equal to 15% of all out of pocket fees, costs and expenses incurred in connection with the Patents; and

(b)	reimburse UBC for all out of pocket fees, costs and expenses incurred in connection with the Patents (both before and after the Start Date).

Neither the above patent management fee nor the Patent costs will be refunded to the Licensee (in whole or in part) under any circumstances. Without limiting the generality of the forgoing the Licensee will on execution of this Agreement reimburse to UBC the amount of $7100.00 representing the Patent costs incurred and invoiced to UBC prior to the date of execution of this Agreement.

7.4 During the Term, the Licensee will not contest the validity or scope of any patents assigned to, or owned by UBC, including any Patents licensed under this Agreement.

7.5 The Licensee will ensure proper patent marking for all uses of the Technology and any Improvements licensed under this Agreement and will clearly mark the appropriate Patent numbers on any Products made using the Technology and any Improvements.

7.6 Upon written request to USC, the Licensee may request to assume Patent Management of the Core Patents only (Schedule A-1 Patents) from USC. Subject to USC’s approval, not to be unreasonably withheld, the Licensee will, after the execution of Schedule “F” by the appropriate parties, assume sole responsibility for preparing, filing, prosecuting and maintaining the Patents (“Patent Management”) in USC’s name, and will ensure that the Patents broadly claim for USC’s benefit all inventions disclosed by the Technology. The Licensee will provide to USC all material information and documents received, prepared or filed in connection with the Patents, and will notify and obtain USC’s approval before taking any substantive actions related to the Patent Management. The Licensee agrees to include all comments and changes required by USC and the Licensee will not:

(a)	limit the scope of, or abandon any claim within, or otherwise allow to lapse, any Patent; or

(b)	fail to maintain any Patent;

in any country, without USC’s prior written approval. If the Licensee intends to abandon, allow to lapse, or not continue the Patent Management of a Patent in any country, then the Licensee will not less than 60 days before any required action relating to such Patent notify USC and USC will then have the right, at its option, to assume the Patent Management of such.Patent, in which case such Patent will be excluded from the Patents licensed under this Agreement. For greater certainty, USC will continue to own any and all Patents.

7.7 If the Licensee is approved by USC to assume Patent Management under Section 7.6, USC will at the reasonable request of the Licensee, provide required information and will execute and deliver documents and do such other reasonable acts as the Licensee may request to assist the Licensee with the assumption of Patent Management. The Licensee will reimburse USC for all reasonable costs incurred in complying with such requests. If there is any dispute between USC and the Licensee relating to any decision in connection with the Patents or the Patent Management then USC will have the right to make the final decision to resolve such dispute.

7.8 Within 30 days of the date of any USC invoice, the Licensee will reimburse USC for all Patent expenses incurred by USC both before and after the Licensee has assumed the Patent Management.

8.0	DISCLAIMER OF WARRANTY

8.1 USC makes no representations, conditions or warranties, either express or implied, regarding the Technology or any Improvements or the Products. Without limitation, UBC specifically disclaims any implied warranty, condition or representation that the Technology or any Improvements or the Products:

(a)	correspond with a particular description;

(b)	are of merchantable quality;

(c)	are fit for a particular purpose; or

(d)	are durable for a reasonable period of time.

UBC is not liable for any loss, whether direct, consequential, incidental or special, which the Licensee or any third parties may suffer arising from any defect, error or fault of the Technology or any Improvements or Products, or their failure to perform, even if UBC is aware of the possibility of such defect, error, fault or failure. The Licensee acknowledges that it has been advised by UBC to undertake its own due diligence regarding the Technology, any Improvements or Products.

8.2	Nothing in this Agreement:

(a)	constitutes a warranty or representation by UBC as to title to the Technology or any Improvements or that anything made, used, sold or otherwise disposed of under the license granted in this Agreement will not infringe the patents, copyrights, trade-marks, industrial designs or other intellectual property rights of any third parties, or any patents, copyrights, trade-marks, industrial design or other intellectual property rights owned, in whole or in part, by UBC, or licensed by UBC to any third parties;

(b)	constitutes an express or implied warranty or representation by UBC that the Licensee has, or will have the freedom to operate or practice the Technology or any Improvements, or the freedom to make, have made, use, sell or otherwise dispose of Products; or

(c)	imposes an obligation on UBC to bring, prosecute or defend actions or suits against third parties for infringement of patents, copyrights, trade-marks, industrial designs or other intellectual property or contractual rights.

8.3 Notwithstanding Article 8.2, if within the field and scope of the exclusive license granted to the Licensee under Article 3.1 there is an alleged infringement of the Technology or any Improvements or any right with respect to the Technology or any Improvements, the Licensee may, on receiving the prior written consent of UBC, prosecute litigation designed to enjoin infringers of the Technology or any Improvements. For greater certainty it is confirmed that it will be reasonable for UBC to refuse consent to the prosecution of any litigation intended or designed to enjoin infringers within the Excluded Field. Provided that UBC has first granted its prior written consent, UBC agrees to reasonably co-operate to the extent of signing all documents necessary to vest in the Licensee the right to start the litigation, provided that all the direct and indirect costs and expenses of bringing and conducting the litigation or settlement are paid by the Licensee. All amounts recovered by the Licensee as the result of such litigation will accrue to the benefit of the Licensee, provided that such amounts, in excess of any costs and expenses of bringing and conducting the litigation, will be included in the Licensee’s Sublicensing Revenue, and subject to payment of a royalty to UBC in accordance with Article 5.

8.4 If any complaint alleging infringement of any patent or other proprietary rights is made against the Licensee or a sublicensee of the Licensee regarding the use of the Technology or any Improvements or the development, manufacture, use or sale of the Products, the following procedure will be adopted:

(a)	the Licensee will promptly notify UBC on receipt of the complaint and will keep UBC fully informed of the actions and positions taken by the complainant and taken or proposed to be taken by the Licensee on behalf of itself or a sublicensee; ·

(b)	except as provided in Article 8.4(d), all costs and expenses incurred by the Licensee or any sublicensee of the Licensee in investigating, resisting, litigating and settling the complaint, including the payment of any award of damages and/or costs to any third party, will be paid by the Licensee or any sublicensee of the Licensee, as the case may be;

(c)	no decision or action concerning or governing any final disposition of the complaint will be taken without full consultation with, and approval by, USC, said approval not to be unreasonably withheld; and

(d)	USC may elect to participate as a party in any litigation involving the complaint to the extent that the court may permit, but any additional expenses generated by such participation will be paid by USC (subject to the possibility of recovery of some or all of the additional expenses from the complainant).

9.0	INDEMNITY & LIMITATION OF LIABILITY

9.1 The Licensee indemnifies, holds harmless and defends USC, its Board of Governors, officers, employees, faculty, students, invitees and agents against any and all claims (including all associated legal fees and disbursements actually incurred) arising out of the exercise of any rights under this Agreement, including without limitation against any damages or losses, whether direct, indirect, consequential, incidental or special, arising in any manner at all from or out of the use of the Technology or any Improvements or Products licensed under this Agreement by the Licensee or its sublicensees or their customers or end-users.

9.2 USC’s total liability, whether under the express or implied terms of this Agreement, in tort (including negligence) or at common law, for any loss or damage suffered by the Licensee, whether direct, indirect, consequential, incidental or special, or any other similar damage that may arise or does arise from any breaches of this Agreement by USC, its Board of Governors, officers, employees, faculty, students or agents, is limited to $10,000.

9.3 The Licensee acknowledges and agrees that USC will not be liable for indirect, consequential or incidental or special damages arising from any breach or breaches of this Agreement.

9.4 Notwithstanding the termination or expiration of this Agreement, the rights and obligations in Article 9 will survive and continue to bind the Licensee and its successors and permitted assigns.

10.0	PUBLICATION & CONFIDENTIALITY

10.1 Each party will keep and use the other party’s Confidential Information in confidence and will not, without the other party’s prior written consent, disclose the other party’s Confidential Information to any person or entity, except to the party’s directors, officers, employees, faculty, students and professional advisors who require the Confidential Information to assist such party in performing its obligations under this Agreement. The Licensee will maintain an appropriate internal program limiting the distribution of USC’s Confidential Information to only those officers, employees and professional advisors who require such Confidential Information in performing the Licensee’s obligations under this Agreement and who have signed appropriate non-disclosure agreements.

10.2 Any party required by judicial or administrative process to disclose the other party’s Confidential Information, will promptly notify the other party and allow it reasonable time to oppose the process before disclosing the Confidential Information.

USC is not restricted from presenting at symposia, national or regional professional meetings, or from publishing in journals or other publications, accounts of its research relating to the Technology and any Improvements, provided that if such proposed disclosure contains Confidential Information, the Licensee is provided with copies of the proposed disclosure at least 60 days before the presentation or publication date. On receiving a copy of the proposed disclosure the Licensee may, within 30 days of receipt, give notice to USC that it objects to the proposed disclosure. Any objection to a proposed disclosure will specify the portions of the proposed disclosure considered objectionable (the “Objectionable Material”). On receiving notice from the Licensee that any proposed disclosure contains Objectionable Material, USC and the Licensee agree to work together to revise the proposed disclosure to remove or alter the Objectionable Material in a manner acceptable to both the Licensee and USC, in which case the Licensee will withdraw its objection. USC is not restricted from publishing or presenting the proposed disclosure as long as the Objectionable Material has been removed. Any Objectionable Material will not be disclosed for 6 months from the date USC delivered the proposed disclosure to the Licensee. After 6 months from the date USC delivered the proposed disclosure to the Licensee, USC is free to present and/or publish the proposed disclosure whether or not it contains Objectionable Material.

10.3 The Licensee requires of USC, and to the extent permitted by law USC agrees, that this Agreement, and each part of it, is confidential and will not be disclosed to third parties, as the Licensee claims that the disclosure would or could reveal commercial, scientific or technical information and would significantly harm the Licensee’s competitive position and/or interfere with the Licensee’s negotiations with prospective sublicensees. Notwithstanding anything contained in Article 10, the Licensee acknowledges and agrees that USC may identify the title of this Agreement, the parties to this Agreement, the Products, and the names of the inventors of the Technology and any Improvements, and that USC may also disclose to the inventors the amount of all payments made to USC by the Licensee under this Agreement, the manner or method by which such payments were calculated and all Payment Reports delivered to USC by the Licensee in connection with such payments.

10.4 Notwithstanding the termination or expiration of this Agreement, the rights and obligations in Article 10 will survive and continue to bind the parties, their successors and permitted assigns.

11.0	PRODUCTION & MARKETING

11.1 The Licensee will not use any USC trade-mark or any other service mark, logo, insignia, seal, design, symbol or device used by USC without the prior written consent of USC. Subject to complying with Article 10, the Licensee and USC may each:

(a)	issue a press release or otherwise publicize the fact that the Licensee has entered into this Agreement with USC;

(b)	publicly display a sample and/or images of the Licensee’s Product.

11.2 The Licensee represents and warrants to USC that it has the infrastructure, expertise and resources to:

(a)	develop and commercialize the Technology and any Improvements;

(b)	track and monitor on an ongoing basis performance under the terms of each sublicense entered into by the Licensee;

(c)	monitor patent infringement regarding any Patent licensed under this Agreement; and

(d)	handle the Technology and any Improvements with care and without danger to the Licensee, its employees, agents, or the public.

11.3	The Licensee represents and warrants to USC that it will, throughout the Term:

(a)	allocate to the development and commercialization of the Technology and any Improvements at least the same degree of diligence, expertise, infrastructure, and resources as the Licensee is allocating to the most favoured product developed and marketed by the Licensee, and

(b)	use its best efforts to promote, market and sell the Products and exploit the Technology and any Improvements and to meet or cause to be met the market demand for the Products and the potential use of the Technology and any Improvements.

11.4	The Licensee will:

(a)	within 12 months of the Start Date complete, and provide to USC a business plan. The business plan will be prepared in accordance with generally accepted business practices and will be updated from time to time, but in no event less than once every calendar year. Copies of all updates of the business plan will be provided to USC in a timely manner;

(b)	within 18 months of the Start Date establish and maintain a bona fide Board of Directors with a majority of directors who are not employees or officers of the Licensee;and

(c)	within 24 months of the Start Date raise not less than $500,000 in funding to allow the Licensee to develop and market the Technology, Improvements and Products. This funding can be a combination of seed capital financing, the receipt of revenue from the Licensee’s operations, or from research contracts or grants that support the development and marketing of the Technology, Improvements and Products, provided that not less than $250,000 of such funding must come from sources other than the research contracts or grants. The Licensee will notify USC in writing on raising such $500,000 in funding;.

12.0	ACCOUNTING RECORDS & REPORTS

12.1 The Licensee will maintain at its principal place of business separate accounts and records of all Revenues sublicenses and Sublicensing Revenues and all business done in connection with the Technology or any Improvements or Products. The accounts and records will be in sufficient detail to enable accurate and complete reports and returns to be made under this Agreement and the Licensee will cause all sublicensees to keep similar accounts and records.

12.2 The Licensee will complete and deliver to USC:

(a)	within 60 days of each and every Royalty Due Date, a Payment Report in a form sufficient to verify accurately and completely the Revenue and Sublicensing Revenue, together with a calculation of the royalty and other amounts payable under this Agreement (a “Payment Report”). Each Payment Report will:

(i)	include without limitation, a list of each Product by name and description, sales of each Product by country of sales, price per unit of Product and any deductions taken from gross revenue, method of calculation of any currency conversion and the method by which the royalty amount is calculated; and

(ii)	be signed by a senior officer of the Licensee to verify the accuracy and completeness of the information contained in the Payment Report.

A separate Payment Report will be prepared and delivered for each sublicense, including an accounting statement setting out in detail how the amount of Sublicensing Revenue was determined. The first Payment Report will be submitted within 30 days of the first Royalty Due Date after the receipt of the first Revenue or Sublicensing Revenue, and thereafter a Payment Report will be delivered every 3 months regardless of whether any Revenue or Sublicensing Revenue was received in the preceding period; and

(b)	on or before January 1st of each year during the Term, starting on January 1st, 2017 an Annual Report in the form attached as Schedule “D” (or an amended form as required by UBC from time to time) (an “Annual Report”).

12.3 The Licensee acknowledges that UBC is relying on the Licensee’s Payment Reports to accurately, completely and in a timely manner, report the Licensee’s Revenue and Sublicensing Revenue, and that UBC is not under an obligation to verify, or conduct its own due diligence on, the accuracy and completeness of the Licensee’s Payment Reports. A failure by the Licensee to provide accurate, complete and timely reports to UBC, including without limitation accurate, complete and timely Payment Reports and Annual Reports, shall be a material breach of this Agreement pursuant to Article 18.3(a). Subject to Article 18.6, any legal claim by UBC against the Licensee for breach of these obligations, and for royalties or other amounts owing to UBC as a result of such breach, will be deemed to have been discovered by UBC only after UBC has actual knowledge of such claim. The Licensee further agrees that it will, from time to time, provide at USC’s request:

(a)	such additional accounts, records and documents as UBC may require to corroborate the accuracy and completeness of the Licensee’s Payment Reports;

(b)	a Payment Report in a form prescribed by UBC; and/or

(c)	at the Licensee’s cost a sample Product, or a sample of any other product that UBC reasonably believes was manufactured or provided in connection with the use of all or some of the Technology and/or any Improvements (collectively a “Sample Product”). The Licensee acknowledges that on receipt of such Sample Product, UBC may conduct such examinations and inspections of the Sample Product as may be necessary to determine whether the Sample Product was developed, made or provided in connection with the use of all or some of the Technology or any Improvements, and that UBC may engage third party representatives with the expertise necessary to conduct such examinations and inspections.

12.4 The calculation of royalties will be carried out in accordance with generally accepted Canadian accounting principles, including the International Financial Reporting Standards (IFAS) applied on a consistent basis.

12.5 The Licensee will retain the accounts and records referred to in Article 12 throughout the Term and for at least 2 years thereafter and will permit any duly authorized representative of UBC to inspect, at USC’s expense and during the Licensee’s normal business hours:

(a)	all of such accounts and records; and

(b)	the Licensee’s premises, including any research or production facilities;

for the purpose of determining whether or not the Licensee is in compliance with this Agreement. The Licensee will provide to the representative all reasonable documents and evidence (including Sample Products) necessary to verify the accounts and records and compliance with this Agreement, and will allow copies to be made of the accounts, records and agreements. If an inspection of the Licensee’s records by UBC shows an under-reporting or underpayment by the Licensee of any amount to UBC, by more than 5% for any 12 month period, then the Licensee will reimburse UBC for the cost of the inspection as well as pay to UBC any amount found due (including any interest) within 30 days of notice by UBC to the Licensee.

12.6 USC will use reasonable efforts to ensure that all information provided to USC or its representatives under Article 12 is treated as confidential by UBC.

13.0	INSURANCE

13.1 During the Term (and for the longer of either 3 years after the end of the Term, or 3 years after the last Product is sold) the Licensee will procure and maintain insurance (including public liability and commercial general liability insurance), as would be acquired by a reasonable and prudent businessperson carrying on a similar line of business.

13.2 Notwithstanding Article 13.1, one month before: the earlier of the start of any Product testing involving human subjects (“Human Clinical Trials”); or the first use or sale of the Technology, any Improvements or a Product ih exchange for valuable consideration (“First Commercial Use”) the Licensee will give notice to UBC of the terms and amount of the product liability, clinical trials, public liability, and commercial general liability insurance and such other types of insurance which it has placed. This insurance will:

(a)	be placed with a reputable and financially secure insurance carrier;

(b)	include UBC, its Board of Governors, faculty, officers, employees, students and agents as additional insureds;

(c)	provide coverage regarding all activities under this Agreement;

(d)	include a waiver of subrogation against UBC, and a severability of interest and cross-liability clauses; and

(e)	provide that the policy cannot be cancelled or materially altered except on at least 30 days’ prior notice to UBC.

13.3 UBC may from time to time require reasonable amendments to the terms or the amount of coverage contained in the Licensee’s insurance policy. The Licensee will provide to UBC for its approval certificates of insurance evidencing the coverage 7 days before the earlier of any Human Clinical Trials or the First Commercial Use. The Licensee will not:

(a)	start any Human Clinical Trials,

(b)	allow the First Commercial Use to occur; or

(c)	sell any Product or allow any third party to use the Technology or any Improvement,

at any time unless an insurance certificate is provided to and approved by UBC, and the insurance outlined in Article 13.2 is in effect.

13.4 The Licensee will also require each sublicensee to procure and maintain:

(a)	public liability and commercial general liability insurance and such other types of insurance as would be acquired by a reasonable and prudent businessperson carrying on a similar line of business; and

(b)	in any event, one month before the earlier of any Human Clinical Trials or the First Commercial Use by the sublicensee, product liability, clinical trials, public liability and commercial general liability insurance in reasonable amounts, with a reputable and financially secure insurance carrier.

The Licensee will ensure that all sublicensees’ policies of insurance include UBC, its Board of Governors, faculty, officers, employees, students and agents as additional insureds.

14.0	ASSIGNMENT

14.1 Subject to Article 14.2, the Licensee will not assign, transfer, mortgage, pledge, financially encumber, grant a security interest, permit a lien to be created, charge or otherwise dispose of any or all of the rights granted to it under this Agreement without the prior written consent of UBC.

14.2 The Licensee may assign this Agreement as part of a sale, transfer or merger of the Licensee’s entire business (or that part of Licensee’s business that exercises all rights granted under this Agreement), provided that before any such assignment, the following conditions must be met:

(a)	the Licensee must give UBC 30 days’ prior written notice of the assignment, including the financial terms of the assignment and the intended assignee’s name and contact information;

(b)	the assignee must have the financial and technical ability to assume the obligations under this Agreement, and the assignee (and its principals) must be of good and reputable character;

(c)	the assignee must agree in writing with UBC to be bound by this Agreement; and

(d)	in addition to any other consideration payable to UBC under this Agreement on such assignment, UBC must have received from the Licensee a $10,000 assignment fee.

14.3 UBC will have the right to assign its rights, duties and obligations under this Agreement to a company of which it is the sole shareholder, or a society which it has incorporated or which has purposes which are consistent with the objectives of UBC. If UBC makes such an as ignment, the Licensee will release and discharge UBC from all obligations or covenants, provided that the company or society, as the case may be, signs a written agreement which provides that the company or society assumes all obligations or covenants from UBC and that the Licensee retains all rights granted to the Licensee under this Agreement.

15.0	GOVERNING LAW

15.1 This Agreement is governed by, and will be construed in accordance with, the laws of British Columbia and the laws of Canada in force in that province, without regard to its conflict of law rules. All parties agree that by executing this Agreement they have attorned to the jurisdiction of the Supreme Court of British Columbia. The parties agree that the British Columbia Supreme Court has exclusive jurisdiction over this Agreement.

16.0	NOTICES

16.1 All reports and notices or other documents that a party is required or may want to deliver to any other party will be delivered:

(a)	in writing; and

(b)	either by personal delivery or by registered or certified mail at the address for the receiving party set out in Article 16.2 or as varied by any notice.

Any notice personally delivered is deemed to have been received at the time of delivery. Any notice mailed in accordance with this Article 16.1 is deemed to have been received at the end of the fifth day after it is posted.

16.2 The address for delivery of notices and instructions for making payments to UBC are set out in the attached Schedule “E”. The address for delivery of notices to the Licensee is set out below:

ABT INNOVATIONS INC.

#310 - 730 View St

Victoria BC

vaw 3Y7

Telephone: 1-604-209-1439

17.0	TERM

17.1 The term (the “Term”) of this Agreement starts on the Start Date and ends on:

(a)	the day that is exactly 20 years later; or

(b)	the expiry of the last patent licensed under this Agreement,

whichever is last to occur, unless terminated earlier under Article 18.

18.0	TERMINATION OF AGREEMENT

18.1 This Agreement automatically and immediately terminates without notice to the Licensee if any proceeding under the Bankruptcy and Insolvency Act of Canada, or any other statute of similar purpose, is started by or against the Licensee.

18.2 UBC may, at its option, immediately terminate this Agreement by giving notice to the Licensee if one or more of the following occurs:

(a)	the Licensee becomes insolvent, as evidenced, for example (without limitation) by the appointment of a receiver, a receiver manager, the issuance of financial statements which according to GAAP would render the Licensee insolvent, the termination of a majority of the Licensee’s employees, the vacation of the Licensee’s chief place of business or the Licensee ceasing or threatening to cease carrying on business;

(b)	any execution or other process of any court becomes enforceable against the Licensee, or if any similar process is levied on the rights under this Agreement or on any money due to UBC and is not released or satisfied by the Licensee within 30 days from the process becoming enforceable or being levied;

(c)	if the Licensee or any of its directors or officers have breached or otherwise failed to comply with any applicable securities laws, regulations or requirements which UBC deems in its sole discretion to be material;

(d)	any resolution is passed or order made or other steps taken for the winding up, liquidation or other termination of the existence of the Licensee;

(e)	the Technology or any Improvements becomes subject to any security interest, lien, charge or encumbrance in favour of any third party claiming through the Licensee;

(f)	if the Licensee breaches Article 4.1 or 13;

(g)	if any sublicensee of the Licensee is in breach of its sublicense with the Licensee and the Licensee does not cause the sublicensee to cure the breach within 30 days of receipt of notice from UBC; or

(h)	if the Licensee, or any Affiliated Company is in breach of any other agreement between the Licensee or such Affiliated Company and UBC and the breach has not been cured within the time provided for the curing of the breach under the terms of the other agreement.

18.3 Other than as set out in Articles 18.1 and 18.2, either party may terminate this Agreement for any breach which is not remedied after providing the following notice to the party in breach:

(a)	30 days’ notice in the case of any breach which can reasonably be remedied within 30 days of the delivery of such notice; or

(b)	if the breach cannot be remedied within 30 days and the breach is not remedied within such further period as may be reasonably necessary, or within 90 days after receipt of notice, whichever is sooner.

18.4 If this Agreement is terminated under Article 18.1, 18.2 or 18.3, the Licensee will make all outstanding payments to UBC under Articles 5 and 6, and UBC may proceed to enforce payment of all outstanding royalties or other monies owed to UBC and to exercise any or all of the rights and remedies available under this Agreement or otherwise available by law or in equity, successively or concurrently, at the option of UBC. Within 5 days of the Effective Termination Date, the Licensee will deliver to UBC all Technology, the UBC Improvements, Joint Improvements and the FOU Licensee Improvements in its possession or control and has no further right of any nature at all in the Technology, the UBC Improvements, Joint Improvements and the FOU Licensee Improvements. The Licensee will pay all charges or expenses incurred by UBC in the enforcement of its rights or remedies against the Licensee under this Article 18.4, including without limitation USC’s legal fees and disbursements on an indemnity basis.

18.5 Within 5 days of the Effective Termination Date the Licensee and all sublicensees will cease to use the Technology, and all Improvements in any manner and will cease to make and sell the Products. Within 30 days of the Effective Termination Date the Licensee will deliver to UBC an accounting to state, in such terms as UBC may in its sole discretion require, the inventory or stock of Products manufactured and remaining unsold on the Effective Termination Date. If this Agreement was terminated under Article 18.2 or 18.3, UBC will instruct that the unsold Products be stored, destroyed or sold under its direction. If this Agreement was terminated under Article 18.1, no Products will be sold without the prior written consent of UBC. The Licensee will continue to make royalty payments to UBC under Articles 5 and 6 on all Products that are sold in accordance with this Article 18.5, notwithstanding anything contained in, or any exercise of rights by UBC, under Article 18.

18.6 The Licensee acknowledges and agrees that USC’s right to conduct an inspection and enforce the Licensee’s obligations under Article 12, and to collect any royalties or other amounts owing to UBC under this Agreement, shall remain in full force and effect:

(a)	at all times during the Term, and

(b)	if this Agreement is terminated or expires, for a period of not less than 2 years after such termination or expiry,

and that such rights, or claims by UBC against the Licensee, shall not be barred by the basic limitation period applicable under Part 2 of the Limitation Act, SBC 2012, c 13 or any amendment thereto. The Licensee further acknowledges and agrees that with respect to such rights and claims by UBC, the basic limitation period under Part 2 of the Limitation Act shall be extended so as not to expire at any time during the Term, and if this Agreement is terminated or expires shall be further extended so as not to expire for a period not less than 2 years after such termination or expiry.

19.0	MISCELI..ANEOUS COVENANTS_OF LICENSEE

19.1 The Licensee represents and warrants to UBC that the Licensee is a corporation duly organized, existing and in good standing under the laws of British Columbia and has the power, authority and capacity to enter into this Agreement and to carry out the transactions contemplated by this Agreement, all of which have been duly and validly authorized by all requisite corporate proceedings.

19.2 The Licensee will comply with all laws, regulations and ordinances, whether Federal, State, Provincial, County, Municipal or otherwise, with respect to the Technology, any Improvements, Products and this Agreement.

19.3 The Licensee acknowledges and agrees that UBC will own the results of any testing, evaluation, analysis or use of the Technology, the UBC Improvements, Joint Improvements and the FOU Licensee Improvements conducted by, or for, the Licensee or any sublicensee during the Term, including any data, test results, specifications, papers or other materials prepared in connection with such testing, evaluation, analysis or use, and that such data will be returned to UBC on any expiry or termination of this Agreement.

19.4 The Licensee will pay all reasonable legal expenses and costs incurred by UBC in negotiating and drafting this Agreement and regarding any consents and approvals required from UBC.

19.5 The Licensee will pay all taxes and any related interest or penalty designated in any manner at all and imposed as a result of the existence or operation of this Agreement, including without limitation tax which the Licensee is required to withhold or deduct from payments to UBC. The Licensee will provide to UBC evidence as may be required by Canadian authorities to establish that the tax has been paid. The royalties specified in this Agreement are exclusive of taxes. If UBC is required to collect a tax to be paid by the Licensee or any of its sublicensees, the Licensee will pay the tax to UBC on demand.

19.6 The obligation of the Licensee to make all payments under this Agreement is absolute and unconditional and is not, except as expressly set out in this Agreement, affected by any circumstance, including without limitation any set-off, compensation, counterclaim, recoupment, defence or other right which the Licensee may have against UBC, or anyone else for any reason at all.

19.7 The Licensee will pay interest on all amounts due and owing to UBC under this Agreement but not paid by the Licensee on the due date, at the rate of 12.68% per annum, calculated annually not in advance. The interest accrues on the balance of unpaid amounts from time to time outstanding, from the date on which portions of the amounts become due and owing until payment in full.

20.0	MANAGEMENT OF CONFLICTS OF INTEREST

20.1 The Licensee acknowledges that it is aware of USC’s Conflict of Interest Policy #97, Patent and Licensing Policy #88 and Research Policy #87 (www.universitycounse l.ubc.ca/policies/policies.html), and that UBC may amend these policies or introduce new poli ies from time to time.

20.2 Subject to Article 20.3 the Licensee and UBC agree, that:

(a)	the facilities and research programs of the Licensee will be conducted independently of all UBC facilities, faculty, students or staff, and in particular, independently of and from the Investigator and the laboratory facilities made available to the Investigator by reason of the Investigator’s employment at UBC;

(b)	no students, post-doctoral fellows or other UBC staff will participate or be involved in the Licensee’s research, projects or utilize its facilities; and

(c)	any disclosures of inventions made by the Investigator to the Licensee will be immediately forwarded by the Licensee to USC.

20.3 The Licensee and USC may, from time to time, enter into written agreements to permit activities which would otherwise be prohibited by Article 20.2.

21.0	OPTION REGARDING EXCLUDED FIELD OF USE

21.1 Subject to Article 21.3, if after the Start Date USC’s obtains the Unencumbered right to grant a license of the 1002 Peptide and the HH2 Peptide in the Adjuvant Field of Use, then USC will on the written request by the Licensee, grant the Licensee an option (the “Option”) to obtain a royalty-bearing license to the 1002 Peptide and the HH2 Peptide in the Adjuvant Field of Use (as the case may be). In order to request such Option the Licensee will provide written notice of such request to USC. On receipt of such request, USC and the Licensee will enter into an option agreement (the “Option Agreement”) under which USC will grant to the Licensee the Option. The Option Agreement will:

(a)	be in a form prepared by USC;

(b)	set out the specifics of the option rights granted, including without limitation:

(i)	whether the Licensee is granted an option to obtain an exclusive or non- exclusive license;

(ii)	the identity of the specific peptide with respect to which such option rights are granted; and

(iii)	the scope and field of use within which the option rights are granted;

(c)	as a condition of granting the Option, require the Licensee to pay on execution of the Option Agreement all unreimbursed patent costs incurred by USC with regards to the patents that are the subject of the Option; and

(d)	grant the Licensee a period of 120 days from the date of execution of the Option Agreement to exercise the Option;

21.2 On a valid exercise of the Option, USC and the Licensee will negotiate in good a new license agreement or an amendment to this Agreement to determine the specific terms and conditions on which a license will be granted by USC to the Licensee. The grant of such license rights will be subject to the negotiation of commercially reasonable financial terms and will be generally consistent with the terms and conditions of the license agreements then being entered into by USC with its other licensees. If USC and the Licensee, acting reasonably, are unable to agree upon such specific terms and conditions within a period of 6 months after the date when the Licensee exercised the Option, the parties acknowledge and agree that the Option will expire.

21.3 The grant of any Option to the Licensee under this Article 21, will at all times be conditional on:

(a)	USC being satisfied that it has the Unencumbered right and ability to grant a license of the 1002 Peptide and the HH2 Peptide in the Adjuvant Field of Use; and

(b)	the Licensee being in full compliance with all terms and conditions of this Agreement, including without limitation the Licensee paying all costs for maintaining the Patents.

22.0	GENERAL

22.1 Nothing contained in this Agreement is to be deemed or construed to create between the parties a partnership or joint venture. No party has the authority to act on behalf of any other party, or to commit any other party in any manner at all or cause any other party’s name to be used in any way not specifically authorized by this Agreement.

22.2 Subject to the limitations in this Agreement, this Agreement operates for the benefit of and is binding on the parties and their respective successors and permitted assigns.

22.3 No condoning, excusing or overlooking by any party of any default, breach or non- observance by any other party at any time or times regarding any terms of this Agreement operates as a waiver of that party’s rights under this Agreement. A waiver of any term, or right under, this Agreement will be in writing signed by the party entitled to the benefit of that term or right, and is effective only to the extent set out in the written waiver.

22.4 No exercise of a specific right or remedy by any party precludes it from, or prejudices it in, exercising another right or pursuing another remedy or maintaining an action to which it may otherwise be entitled either at law or in equity.

22.5 All terms which require performance by the parties after the expiry or termination of this Agreement, will remain in force despite this Agreement’s expiry or termination for any reason.

22.6 Part or all of any Article that is indefinite, invalid, illegal or otherwise voidable or unenforceable may be severed and the balance of this Agreement will continue in full force and effect.

22.7 The Licensee acknowledges that the law firm of Richards Buell Sutton LLP has acted solely for USC in connection with this Agreement and that all other parties have been advised to seek independent legal advice.

22.8 This Agreement sets out the entire understanding between the parties and no changes are binding unless signed in writing by the parties to this Agreement.

22.9 Time is of the essence of this Agreement.

22.10 Unless the contrary intention appears, the singular includes the plural and vice versa and words importing a gender include other genders.

)      SIGNED BY THE PARTIES AS AN AGREEMENT on the 23 day of April, 2017 but effective as of the Start Date.

SIGNED FOR AND ON BEHALF of
THE UNIVERSITY OF BRITISH COLUMBIA

Brett Sharp Ph.D
 ~~Associate Director~~
Unversitv. Industrv Liaison Office

Authorized Signatory

SIGNED FOR AND ON BEHALF of ABT INNOVATIONS INC.
by its authorized signatories:

Authorized Signatory
Mike Graw, Chief Executive Officer

Please print Name and Title of Signatory

Authorized Signatory

Please print Name and Title of Signatory

SCHEDULE “A-1”

DESCRIPTION OF “CORE TECHNOLOGY”

UBC File#	lnventor(s)	Description	Patent#
12-101	Robert E. Hancock Cesar De La Fuente Nunez Evan Haney Havard Jenssen Jason Kindrachuck Joerg Overhage	Anti-biofilm Peptides	PCT Application US2014/052993

17-005	Robert E.Hancock Evan Haney Ashley Hilchie Artem Cherkasov Yoan Brito- Sanchez	Cationic Peptides with lmmunomodulatory, Anti-biofilm and Anti- Cancer Activity	Provisional patent serial number 62/448,016

SCHEDULE “A-2”

DESCRIPTION OF “FOU TECHNOLOGY”

UBC File#	lnventor(s)	Description	Patent#
07-048	Robert E. Hancock Kai Hilpert Artem Cherkasov	Small Cationic Antimicrobial Peptides	PCT Application WO 2008/022444 US patent 8343475
	Christopher Fjell		US patent 9017656
US divisional serial no 14/684,136
Canada serial no. 2,660,668
EP patent 2061886
New Zealand patent 574758
Australia serial no. 2007288080

Schedule ‘B”

DEVELOPING WORLD COUNTRIES

Africa

Angola, Benin, Burkina Faso, Burundi, Cameroon, Central African Republic, Chad, Comoros, Congo, Cote d’Ivoire, Democratic Republic of Congo, Djibouti, Equatorial Guinea, Eritrea, Ethiopia, Gabon, Gambia, Ghana, Guinea, Guinea-Bissau, Kenya, Lesotho, Liberia, Madagascar, Malawi, Mali, Mauritania, Mauritius, Mozambique, Namibia, Niger, Nigeria, Reunion, Rwanda, Senegal, Sierra Leone, Somalia, South Africa, Sudan, Swaziland, Tanzania, Togo, Uganda, Zambia, Zimbabwe

Americas and Caribbean

Anguilla, Antigua and Barbuda, Belize, Bolivia, Columbia, Costa Rica, Cuba, Curacao, Dominica, Dominican Republic, Ecuador, El Salvador, French Guiana, Grenada, Guatemala, Guyana, Haiti, Honduras, Jamaica, Mexico, Nicaragua, Panama, Paraguay, Peru, St Kitts and Nevis, St Lucia, St Martin, St Vincent, Surinam, Trinidad and Tobago, Turks and Caicos Islands, Venezuela

Middle East

Afghanistan, Iraq, Azerbaijan, Armenia, Turkmenistan, Uzbekistan, Yemen, Turkey, Saudi Arabia, Iran, Oman, UAE

Asia

Bangladesh, Bhutan, Cambodia, Indonesia, Laos, Myanmar, Nepal, Pakistan, Philippines, Sri Lanka, Vietnam, Sri Lanka, Korea

Western Pacific and Micronesia

Cook Islands, French Polynesia, Fiji, Kiribati, Marshall Islands, Micronesia, Nauru, New Caledonia, Niue, Palau, Papua New Guinea, Samoa, Solomon Islands, Tokelau, Tonga, Tuvalu, Vanuatu

Schedule “C”

Mandatory Sublicense Terms

1.	Each sublicense agreement shall be personal to the sublicensee, shall not contain the right to grant any further sub-sublicenses and shall not be assignable without the prior written consent of UBC. In addition, except as expressly provided herein, the sublicensee shall not transfer or otherwise dispose of any or all of the rights, duties or obligations granted to it under a sublicense agreement (but provided that sublicensee may use third party contractors to perform routine functions on its behalf in the development or commercialization of Products).

2.	The sublicensee shall acknowledge all ownership of the sublicensed Technology and any Improvements as set out in the License Agreement. Without limiting the generality of the forgoing, the sublicensee shall also expressly acknowledge and agree:

(a)	to the exclusion of the Exclude Field of Use as set out in Articles 3.1, 3.2 and 3.7 of the License Agreement;

(b)	that no license, right, title or interest of any nature whatsoever is granted by implication, estoppal, reliance or otherwise to practice the inventions disclosed in the following patent application or any patent(s) that issue from such application: PCT Application No. PCT WO/2010/043039 entitled “Combination Adjuvant Formulation”;

(c)	that any sublicense granted to the sublicensee expressly excludes the grant of:

(i)	any use of the 1002 Peptide and/or the HH2 Peptide (and any improvements, variations, updates, modifications or enhancements to the 1002 Peptide and/or the HH2 Peptide) in the Adjuvant Field of Use; and

(ii)	any use of the 1002 Peptide and/or the HH2 Peptide (and any improvements, variations, updates, modifications or enhancements to the 1002 Peptide and/or the HH2 Peptide) to manufacture, have made, distribute, and sell the Products in the Adjuvant Field of Use.

(d)	to the commercialization of the Technology and Improvements in accordance with the terms and conditions mandated by FNIH under its Global Access Strategy and Charitable Objective as set out in Article 4.5 of the License Agreement.

3.	The sublicensee shall acknowledge that UBC has the right to use the Technology and any Improvements without charge in any manner whatsoever for research, scholarly publication, educational and other non-commercial uses in all fields of use in accordance with the terms of the License Agreement.

4.	The sublicensee shall, upon request by the Licensee, enter into such further agreements and execute any and all documents as may be required to ensure that ownership of the Technology and all Improvements remain with UBC and the Licensee in accordance with the provisions of the License Agreement, and the sublicensee shall deliver to the Licensee on the last business day of January of each year during the term of the sublicense agreement details of any and all Improvements which the sublicensee has developed and/or acquired during the previous twelve month period.

5.	Publication and Confidentiality

(a)	The sublicensee shall keep and use all of USC’s Confidential Information in confidence and will not, without USC’s prior written consent, disclose any of USC’s Confidential Information to any person or entity, except those of the sublicensee’s directors, officers, employees, technical consultants and professional advisors who require said Confidential Information in connection with the sublicensee performing its obligations or exercising its rights under the sublicense agreement. The sublicensee shall also covenant and agree that it will initiate and maintain an appropriate internal program limiting the internal distribution of USC’s Confidential Information to only those directors, officers, employees, technical consultants and professional advisors who require said Confidential Information in connection with the sublicensee performing its obligations or exercising its rights under the sublicense agreement and who are under obligations of confidentiality consistent to those of the License Agreement.

(b)	The sublicensee shall agree that UBC shall not be restricted from presenting at symposia, national or regional professional meetings, or from publishing in journals or other publications, accounts of its research relating to the Technology and any Improvements in accordance with the terms of the License Agreement.

6.	The sublicensee shall agree not to use USC’s name, trade-marks, service marks, logos, insignia, seal, or designs without the prior written consent of UBC.

7.	The sublicensee shall procure and maintain, commencing on the date stipulated in the License Agreement and continuing during the term of its sublicense, appropriate public liability, clinical trials, product liability and errors and omissions insurance with a reputable and financially secure insurance carrier which shall provide primary coverage with respect to the activities contemplated by the sublicense agreement. Such policies of insurance shall include UBC, its Board of Governors, faculty, officers, employees, students and agents as additional insureds, shall contain a waiver of subrogation against UBC and its Board of Governors, faculty, officers, employees, students and agents, and shall include severability of interest and cross-liability clauses. UBC may waive the requirement for sublicensee to add UBC, its Board of Governors, faculty, officers, employees, students and agents as additional insureds if the sublicensee provides UBC with a written warranty that the sublicensee lias appropriate financial resources of revenues over $200 million Canadian dollars to satisfy any potential product liability claim. The sublicensee shall not conduct any human clinical trials, or make any sales of Products without giving notice to UBC of the terms and amounts of such insurance which it has placed in respect of the activities contemplated by the sublicense agreement.

8.	The sublicensee shall acknowledge and agree that UBC makes no representations, conditions or warranties, either express or implied, with respect to the Technology, any Improvements, or Products. Without limiting the generality of the foregoing, the sublicensee shall acknowledge that:

(i)	UBC specifically disclaims any express or implied warranty, condition or representation as to title to the Technology or any Improvements or that anything made, used, sold or otherwise disposed of under the license granted in the sublicense agreement will not infringe the patents, copyrights, trade-marks, industrial designs or other intellectual property rights of any third parties, including any patents, copyrights, trade-marks, industrial design or other intellectual property rights owned, in whole or in part, by UBC, or licensed by UBC to any third parties;

(ii)	UBC makes no express or implied warranty, condition or representation that the Licensee or sublicensee has, or will have the freedom to operate or practice the Technology or any Improvements, or the freedom to make, have made, use, sell or otherwise dispose of Products; or

(iii)	UBC is under no obligation to bring, prosecute or defend actions or suits against third parties for infringement of patents, copyrights, trade-marks, industrial designs or other intellectual property or contractual rights.

9.	The sublicensee shall acknowledge and agree that UBC will not be liable for any loss, whether direct, consequential, incidental or special, which the sublicensee or any other third parties suffer, arising from any defect, error or fault of the Technology, Improvements, or Products, or their failure to perform, even if UBC is aware of the possibility of the defect, error, fault or failure. The sublicensee will also acknowledge that it has been advised to undertake its own due diligence regarding the Technology, Improvements and Products, and that UBC is under no obligation to bring, prosecute or defend actions or suits against third parties for infringement of patents, copyrights, trade-marks, industrial designs or other intellectual property or contractual rights in relation to the Technology, Improvements, or Products.

10.	The sublicensee shall indemnify, hold harmless and defend UBC and its Board of Governors, officers, employees, faculty, students, invitees and agents against any and all third party claims against such indemnitiees (including all associated legal fees and disbursements actually incurred) arising out of the exercise by sublicensee of any rights under the sublicense agreement, including without limitation against any damages or losses, consequential or otherwise, resulting from such third party claims based in any manner at all from or out of the use of the Technology, Improvements, or Products by the sublicensee or its customers or end-users.

11.	The sublicensee shall agree to limit its claims against UBC, whether under the express or implied terms of the sublicense agreement or the License Agreement, in tort (including negligence) or at common law, for any loss or damage suffered by the Sublicensee, whether direct, indirect or special, or any other similar damage that may arise or does arise from any actions or inactions, defaults or breaches by UBC, its Board of Governors, officers, employees, faculty, students or agents, to the amount of CON. $5,000.

12.	The sublicensee shall also acknowledge and agree that UBC will not be liable for consequential or incidental damages, including any consequential or incidental damages arising from any breach or breaches of the sublicense agreement or the License Agreement.

13.	The Sublicense shall include termination provisions such that the sublicense agreement shall terminate:

(a)	upon termination of the License Agreement between UBC and the Licensee;

(b)	automatically if any proceeding under any applicable bankruptcy or insolvency laws, or any other legislation of similar purport, are started by or against the sublicensee;

(c)	if the sublicensee ceases to carry on business, or any resolution is passed or order made or other steps taken for the winding up, liquidation or other termination of the existence of the sublicensee;

(d)	if the sublicensee is in material default under any term of the sublicense agreement and:

(i)	if such default is reasonably curable within thirty (30) days after receipt of notice of such default and such default is not cured within thirty (30) days after receipt of written notice thereof, or

(ii)	if such default is not reasonably curable within thirty (30) days after receipt of written notice thereof, and such default is not cured within such further reasonable period of time as may be necessary for the curing of such default;

(e)	if the sublicensee fails to procure or maintain insurance as required under the sublicense agreement.

14.	The sublicensee shall cease to use the Technology and Improvements in any manner whatsoever and shall cease to manufacture Products within five days from the effective date of termination of the sublicense agreement. If the sublicense agreement is terminated due to a default of the Licensee, then the sublicensee will be entitled to dispose of all previously made Products, but no more, and the terms of the sublicense agreement shall continue to be applicable during the period that the sublicensee carries out such disposition.

15.	The sublicensee shall maintain separate accounts and records of all business done in connection with the Technology, Improvements, and Products. These accounts and records will be in sufficient detail to enable proper returns to be made by the Licensee to USC under the License Agreement.

16.	The Sublicensee must acknowledge that certain portions of the Technology were developed with funding from the National Institutes of Health (the “NIH”), and that the United States government retains certain rights to intellectual property that arises from any contract, grant or similar agreement that is funded in whole or in part by a federal agency, including those under 35 U.S.C. §§ 200-212, and any regulations issued thereunder, as statute or regulations may be amended from time to time hereafter. Sublicensee must additionally acknowledge that the license provided hereunder is subject to NIH grant requirements, as amended from time to time, and without limiting the generality of the foregoing specifically acknowledge that these requirements include a grant to the US Government for a non-exclusive, non-transferable, irrevocable, paid-up license to practice or have practiced those portions of the Technology funded by NIH, for or on behalf of the United States Government throughout the world, and that Products sold in the United States will be substantially manufactured in the United States.

SCHEDULE “D”

UBC License Agreement Annual Report

The information to be completed below will constitute the annual report required under the UBC License Agreement. Any information or documents provided by the Licensee in this report will not be interpreted as limiting the obligations of the Licensee contained in the License Agreement. This report is in addition to the Payment Report to accompany each royalty payment.

Date of Report:	Person Preparing This Report:

Name of Licensee:	UBC File Number:

Jurisdiction of Corporation:	Head Office
Address:
Contact Person for Company

Licensed Technology:

Telephone Number:	E-mail Address:

1.	Please provide a brief report on the status of development of the UBC Technology, progress on creating a commercial Product or subsequent marketing of the Product as appropriate.

2.	Has the Licensee filed any patent applications for modifications or improvements relating to the original UBC Technology? Please provide details, and attach copies of all relevant documents.

3.	Has the Licensee become aware of any potential third party infringing the UBC patents or related intellectual property? If so please provide details and outline what the Licensee is doing about this.

4.	Has the Licensee met any milestone or performance objectives in the past year as set forth in the License Agreement? Please outline the past year’s accomplishments.

5.	Does the Licensee expect to meet any milestone or performance objective in the coming year as set forth in the License Agreement? If so please provide details.

6.	Is the Licensee proposing to grant any sublicenses to third parties? If so have copies of the proposed sublicense agreement been provided to the Technology Manager at UBC for re3 and approval? If not, please enclose a copy of each proposed sublicense agreement.

7.	Does the Licenseeanticipate starting any clinical trials or making any sales of Products in the next 12 months? Yes____ No________ .If yes, then please provide::

a) UBC with 30 days advance notice of the anticipated start of any clinical trials and the date of first sale of a Product utilizing the Technology;

b) copies of insurance certificates in compliance with the License Agreement; and

c) a completed Payment Report.

8.	The License Agreement requires you to maintain liability insurance (see Article 13). Please attach a copy of your insurance certificate.”

9.	Please provide the Licensee’s estimate or projection of gross sales revenue for products based on the UBC Technology for the next 12 months by the Licensee and any sub-licensee.

10.	Is there any other information relating to this License that you think we should be aware of? Please summarize them below or contact us directly.

Prepared by	Date Dd/mm/yy	Phone ________________

____________________ (print name), of __________________(title) hereby certify the foregoing information as true and correct.

Signature	Date Signed

Once completed, please submit this report to:

Managing Director
University - Industry Liaison Office
#103- 6190 Agronomy Road,
Vancouver, BC
V6T 123

SCHEDULE “E”

ADDRESS FOR NOTICES & PAYMENT INSTRUCTIONS

1.	The address for delivery of notices to UBC is:

The Managing Director

University- Industry Liaison Office University of British Columbia #103 - 6190 Agronomy Road Vancouver, British Columbia

V6T 123

Telephone:	Fax:	(604) 822-8589

2. Payment of all amounts due to UBC under the terms of this license may be made as follows:

a)	by cheque made payable to “The University of British Columbia” delivered to UBC at the above address; or

b)	by wire transfer in accordance with the instructions set out below:

Note: Please ensure ALL of the information is provided for efficient receipt of wire payments:

For Canadian $ Deposits via wire (General)	For US $ Deposits via wire:

Pav Via:	Pav Via:
Pay to: HSBC Bank Canada - SWIFT Address	Pay to: HSBC Bank Canada - SWIFT Address
HKBCCATT	HKBCCATT

Bank Address:	Bank Address:
HSBC Bank of Canada	HSBC Bank of Canada
Main Branch	Main Branch
885 West Georgia Street	885 West Georgia Street
Vancouver, BC, Canada	Vancouver, BC, Canada

For Account:	For Account:
Beneficiary: The University of British Columbia	Beneficiary: The University of British Columbia
Reference: Finance Officer	Reference: Finance Officer
Phone: 604-827-5016	Phone: 604-827-5016
Re: Dept ID 352000	Re: Dept ID 352000
For Royalties use JHJQ	For Royalties use JHJQ
For Patent Fees use EFGE	For Patent Fees use EFGE
Dept Name: UILO	Dept Name: UILO

Cover/Reimbursement:

Receiving Bank:

Beneficiary Bank:

SCHEDULE “F”

PATENT CLIENT AND BILLING AGREEMENT

BETWEEN:

THE UNIVERSITY OF BRITISH COLUMBIA, a corporation continued under the University Act of British Columbia with offices at #103-6190 Agronomy Road, Vancouver, British Columbia, V6T 123 (“UBC”)

AND:

“ ®>,, a corporation incorporated under the laws of             . with a registered office at !<@    (the “Licensee”)

AND:

@ .. a ‘<        firm with offices at <       (the “Firm”)

WHEREAS:

A. The Licensee and UBC have entered into a license agreement (the “License Agreement”) under which UBC has licensed to the Licensee certain technology including the patents and patent applications listed in Appendix A (the “Patents”);

B. UBC and the Licensee have agreed to use the Firm to prepare, file, prosecute and maintain the Patents;

C. UBC wishes to remain the client of the Firm in relation to the Patents; and

D. UBC, the Licensee, and the Firm have agreed to enter into this agreement to confirm the terms on which the Firm will be engaged and instructed to prepare, file, prosecute and maintain the Patents.

THE PARTIES AGREE AS FOLLOWS:

1. UBC is, and will remain, the client of the Firm in relation to the Patents. While UBC remains the client of the Firm in relation to the Patents, UBC hereby authorizes the Firm to obtain instructions directly from the Licensee on all matters related to the preparation, filing, prosecution and maintenance of the Patents, provided that:

(a)	the Firm will copy UBC on all material documents and correspondence;

(b)	UBC will be notified by the Firm before any substantive actions and will have final approval on proceeding with such actions; and

(c)	if there is any dispute between UBC and the Licensee relating to any decision or instructions in connection with the Patents then UBC will have the right to make the final decision to resolve such dispute.

2. The Licensee acknowledges and agrees that it is not a client of the Firm in relation to the Patents, but that the Licensee has merely been authorized by UBC to provide the Firm with instructions in relation to the Patents pursuant to this Agreement. Nothing in this Agreement or otherwise creates a solicitor-client relationship between the Licensee and the Firm in relation to the Patents or any equitable duty or obligation on the Firm to the Licensee in relation to the Patents.

3. If USC is copied with material documents and correspondence pursuant to Article 1(a) of this Agreement, and is notified by the Firm of any substantive action that the Firm is instructed to take by the Licensee pursuant to Article 1(b) of this Agreement, then the Firm may act in accordance with such instructions from the Licensee and take such substantive action, unless USC provides further instructions in writing, within 15 days of being notified of the Licensee’s instructions and intended substantive action. The Licensee accepts and acknowledges that if USC makes a final decision pursuant to Article 1(c) of this Agreement, then the Firm may pursue any instructions related to USC’s final decision.

4. Subject to USC’s right to make the final decision pursuant to Article 1(c) of this Agreement, and any instructions resulting therefrom:

(a)	the Licensee is responsible tor the payment of all fees, charges and disbursements incurred by the Firm related to the preparation, filing, prosecution and maintenance of the Patents;

(b)	the Firm will invoice the Licensee and will copy USC on all such invoices;

(c)	the Licensee will pay the Firm directly tor all such fees, charges and disbursements, and will copy USC on each payment made.

5. USC and the Licensee acknowledge and agree that to protect its account, the Firm may require retainer funding in advance of pursuing particular actions in relation to the Patents and that the Firm reserves the right to take no action in circumstances where the retainer funding is not provided either by the Licensee or USC in a timely manner.

6. If USC makes a final decision pursuant to Article (c) of this Agreement, the Licensee will remain fully responsible for the payment of all fees, charges and disbursements incurred by the Firm related to the preparation, filing, prosecution and maintenance of the Patents which result from such final decision, tor as long as the Licensee remains, under the License Agreement, a licensee of the Patents which is the subject of such a final decision by USC. For greater certainty, this Article 6 shall not alter or extinguish any rights USC may have under Article 7 of the License with respect to the Licensee obligations to pay and reimburse USC tor all Patent costs.

7. In circumstances where the Firm has not been paid tor work performed or disbursements incurred in relation to the Patents by either the Licensee or USC, then after a commercially reasonable period (which shall be not less than three months), the Firm may terminate this agreement and may elect to perform no further action in relation to the Patents.

8. USC and the Ucensee acknowledge and agree that the Firm cannot maintain confidentiality as between USC and the Licensee in matters relating to the Patents. USC and the Licensee acknowledge and agree that if the Firm, in its unfettered discretion, perceives that the interests of the Licensee and USC are in conflict or are otherwise not aligned, then the Firm may withdraw from acting in relation to the Patents.

9. The Licensee acknowledges and agrees that the Firm has acted for and will continue to act for USC on a continuing relationship basis. The Licensee acknowledges and agrees that UBC is a continuing client of the Firm and is regularly represented by lawyers and agents of the Firm on different matters. Notwithstanding any other provision of this agreement, the Licensee acknowledges and agrees that the Firm may perform work for USC in relation to other matters (not directly involving the Patents). If a conflict or contentious issue arises as between UBC and the Licensee in relation to the Patents and that conflict or contentious issue is not resolved directly as between UBC and the Licensee, then the Firm may refer the Licensee to another lawyer but will continue to act for UBC in relation to the conflict or contentious issue.

10. UBC acknowledges and agrees that the Firm may perform work for the Licensee in relation to other matters (not directly involving the Patents).

11. The Firm recommends that the Licensee obtain independent legal advice in relation to this agreement. The Licensee acknowledges that the Firm has made this recommendation and that it has been given the opportunity to pursue independent legal advice.

12. Notices and copies of all documents and correspondence should be sent to the following:

To UBC:	To the Licensee:	To the Firm:

SIGNED BY THE PARTIES AS AN AGREEMENT on the ___ day of -   -   -   -   -   -   -   - ‘ 20_.

THE UNIVERSITY OF BRITISH
COLUMBIA by its authorized signatory:

Authorized Signatory

	by its authorized	)
signatory:		)
)
)
Authorized Signatory		)

signatory:	by its authorized	)
)
)
)
Authorized Signatory		)

Appendix A

List of Patents